Exhibit 99.2(a)(1)

CERTIFICATE OF TRUST

of

Van Eck Emerging Markets Multi-Asset Income Fund

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.).

FIRST: The name of the statutory trust formed hereby is “Van Eck Emerging Markets Multi-Asset Income Fund” (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

FIFTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned being the Initial Trustee of the Trust, has duly executed this Certificate of Trust as of this 17th day of April, 2013.

Van Eck Emerging Markets Multi-Asset Income Fund

By:	/s/Jonathan R. Simon
Jonathan R. Simon, as Initial Trustee not individually
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